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Exhibit 3.(i)

RESTATED CERTIFICATE OF INCORPORATION
OF
SCIENTIFIC GAMES CORPORATION

        SCIENTIFIC GAMES CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), hereby certifies as follows:

        1.    The name of the Corporation is Scientific Games Corporation. The Corporation was originally incorporated under the name United Tote, Inc.

        2.    The original Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on July 2, 1984. A Restated Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on June 29, 1995.

        3.    This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation without a vote of the stockholders in accordance with Section 245 of the DGCL.

        4.    This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation, as heretofore amended and supplemented, and there is no discrepancy between the provisions of the Certificate of Incorporation, as heretofore amended and supplemented, and the provisions of this Restated Certificate of Incorporation.

        5.    The text of the Certificate of Incorporation of the Corporation is restated to read in its entirety as follows:

        FIRST: The name of the corporation (hereinafter called the corporation) is Scientific Games Corporation.

        SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, county of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares of all stock which the corporation shall have authority to issue is 202,000,000 shares, consisting of: (i) 199,300,000 shares of Class A Common Stock, par value $.01 per share (herein called the "Class A Common Stock"); (ii) 700,000 shares of Class B Nonvoting Common Stock, par value $.01 per share (herein called the"Class B Common Stock"); and (iii) 2,000,000 shares, $1.00 par value, as designated Preferred Stock. All cross references in each subdivision of this ARTICLE FOURTH refer to other paragraphs in such subdivision unless otherwise indicated.

        The shares of Preferred Stock are hereby authorized to be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are specified in the resolution or resolutions adopted by the Board of Directors providing for the issue thereof. Such Preferred Stock may be convertible into, or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in the Certificate of Incorporation or any amendment thereto or in the resolution or resolutions adopted by the Board of Directors providing for the issue thereof.

        The rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of shares or the holders thereof are as follows:

A. PREFERRED STOCK

        Authority is hereby expressly vested in the Board of Directors of the corporation, subject to the provisions of this ARTICLE FOURTH and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of Preferred stock and, with respect to each such series, to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

          (i) The designation of such series.

          (ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the corporation's capital stock, and whether such dividends shall be cumulative or noncumulative.

          (iii) Whether the shares of such series shall be subject to redemption by the corporation at the option of either the corporation or the holder or both or upon the happening of a specified event and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption.

          (iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

          (v) Whether the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the corporation's capital stock, and, if provision is made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges.

          (vi) The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

          (vii) The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation.

          (viii) The provisions as to voting, optional and/or other special rights and preferences, if any.

        Pursuant to the authority conferred by this ARTICLE FOURTH upon the Board of Directors of the corporation, the Board of Directors created the following:

          (i) a series of 1,600,000 shares of Preferred Stock designated as Series A Convertible Preferred Stock by filing a Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock of the Corporation with the Secretary of State of the State of Delaware (the "Secretary of State") on September 6, 2000, as set forth in Appendix A hereto and incorporated herein by reference; and

          (ii) a series of 2,000 shares of Preferred Stock designated as Series B Preferred Stock by filing a Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series B Preferred Stock of the Corporation, filed with the Secretary of State of the State of Delaware on July 1, 2002, as set forth in Appendix B hereto and incorporated herein by reference.

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B. COMMON STOCK

        Except as otherwise provided herein, all shares of Class A Common Stock and Class B Common Stock will be identical and will entitle holders thereof to the same rights and privileges.

        1.    Voting Rights. The holders of Class A Common Stock will be entitled to notice of and to attend all meetings of the shareholders of the corporation and shall be entitled to one vote per share on all matters to be voted on by the corporation's stockholders, and except as otherwise required by law, the holders of Class B Common Stock will have no right to vote their shares of Class B Common Stock on any matters to be voted on by the corporation's stockholders.

        2.    Dividends. Subject to all provisions of this ARTICLE FOURTH, the holders of the Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors of the corporation, out of any funds legally available for such purpose. When and as dividends are declared thereon, whether payable in cash, property or securities of the corporation, the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to share, ratably according to the number of shares of Class A Common Stock or Class B Common Stock held by them, in such dividends; provided, that if dividends are declared which are payable in shares of Class A Common Stock or Class B Common Stock, dividends will be declared which are payable at the same rate on both classes of Common Stock, and the dividends payable in shares of Class A Common Stock will be payable to the holders of Class A Common Stock, and the dividends payable in shares of Class B Common Stock will be payable to the holders of Class B Common Stock.

        3.    Liquidation Rights. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, or any distribution of any of its assets to any of its stockholders other than by dividends from funds legally available therefor, and other than payments made upon redemptions or purchases of shares of the corporation, after payment in full of the amount which the holders of Preferred Stock are entitled to receive in such event, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share, ratably according to the number of shares of Class A Common Stock or Class B Common Stock held by them, in the remaining assets of the corporation available for distribution to its stockholders.

        4.    Conversion of Class B Common Stock.

  (a)
  At any time and from time to time, each record holder of Class B Common Stock will be entitled to convert any and all of the shares of such holder's Class B Common Stock into the same number of shares of Class A Common Stock at such holder's election.

  (b)
  Each conversion of shares of Class B Common Stock into shares of Class A Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the corporation (or such other office or agency of the corporation as the corporation may designate by notice in writing to the holder or holders of the Class B Common Stock) at any time during normal business hours, together with a written notice by the holder of such Class B Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of Class B Common Stock represented by such certificate or certificates into Class A Common Stock (and such statement will obligate the corporation to issue such Class A Common Stock). Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class B Common Stock as such holder will cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby.

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  (c)
  Promptly after such surrender and the receipt of such written notice, the corporation will issue and deliver in accordance with the surrendering holder's instructions (i) the certificate or certificates for the Class A Common Stock issuable upon such conversion and (ii) a certificate representing any Class B Common Stock which was represented by the certificate or certificates delivered to the corporation in connection with such conversion but which was not converted.

  (d)
  If the corporation in any manner subdivides or combines the outstanding shares of one class of either Class A Common Stock or Class B Common Stock, the outstanding shares of the other class will be proportionately subdivided or combined.

  (e)
  In the case of, and as a condition to, any capital reorganization of, or any reclassification of the capital stock of, the corporation (other than a subdivision or combination of shares of Class A Common Stock or Class B Common Stock into a greater or lesser number of shares (whether with or without par value) or a change in the par value of Class A Common Stock or Class B Common Stock or from par value to no par value, or from no par value to par value or in the case of, and as condition to, the consolidation or merger of the corporation with or into another corporation (other than a merger in which the corporation is the continuing corporation and which does not result in any reclassification of outstanding shares of Class A Common Stock or Class B Common Stock), each share of Class B Common Stock shall be convertible into the number of shares of stock or other securities or property receivable upon such reorganization, reclassification, consolidation or merger by a holder of the number of shares of Class A Common Stock of the corporation into which such share of Class B Common Stock was convertible immediately prior to such reorganization, reclassification, consolidation or merger, and, in any such case, appropriate adjustment shall be made in the application of the provisions set forth in this ARTICLE FOURTH with respect to the rights and interests thereafter of the holders of Class B Common Stock to the end that the provisions set forth in this ARTICLE FOURTH (including provisions with respect to the conversion rate) shall thereafter be applicable, as nearly as they reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of the shares of Class B Common Stock.

  (f)
  Shares of Class B Common Stock which are converted into shares of Class A Common Stock as provided therein shall not be reissued.

  (g)
  The corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Class B Common Stock as provided in this ARTICLE FOURTH, such number of shares of Class A Common Stock as shall then be issuable upon the conversion of all then outstanding shares of Class B Common Stock.

  (h)
  The issue of certificates for Class A Common Stock upon the conversion of Class B Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such conversion and the related issuance of Class A Common stock issued or issuable upon the conversion of Class B Common Stock in any manner which would interfere with the timely conversion of Class B Common Stock.

        FIFTH: The corporation is to have perpetual existence.

        SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the corporation.

        SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

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        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

        EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        NINTH: To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this ARTICLE NINTH shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation on March 20, 2003.

/s/ Martin E. Schloss
Martin E. Schloss Vice President and General Counsel

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Appendix A

        RESOLVED, that there is hereby established a series of authorized preferred stock having a par value of $1.00 per share, which series shall be designated as "Series A Convertible Preferred Stock" (the "Senior Preferred Stock"), shall consist of 1,600,000 shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, as follows:

        1    Certain Definitions.

        Definitions.    Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

        "Adjusted Lowest Price" shall mean, if one or more adjustments to the Conversion Price have been made pursuant to Section 5(g), an amount equal to the Lowest Price adjusted in a manner identical to the manner in which the Conversion Price has been adjusted pursuant to Section 5(g) (so that, for example, if there is a stock split and the Conversion Price is divided in half, the Lowest Price shall be divided in half to determine the amount of the Adjusted Lowest Price).

        "Adjusted Low Trading Price" shall mean, if one or more adjustments to the Conversion Price have been made pursuant to Section 5(g), an amount equal to the Low Trading Price adjusted in a manner identical to the manner in which the Conversion Price has been adjusted pursuant to Section 5(g) (so that, for example, if there is a stock split and the Conversion Price is divided in half, the Low Trading Price shall be divided in half to determine the amount of the Adjusted Low Trading Price).

        "Adjusted Target Trading Price" shall mean, if one or more adjustments to the Conversion Price have been made pursuant to Section 5(g), an amount equal to the High Trading Price adjusted in a manner identical to the manner in which the Conversion Price has been adjusted pursuant to Section 5(g) (so that, for example, if there is a stock split and the Conversion Price is divided in half, the Target Trading Price shall be divided in half to determine the amount of the Adjusted Target Trading Price).

        "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Assets" means all of the Corporation's and its Subsidiaries' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Corporation or any of its Subsidiaries or in which the Corporation or its Subsidiaries has any interest whatsoever.

        "Business Day" shall mean a day other than a Saturday or Sunday or a bank holiday in New York.

        "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or nonvoting) of such Person's capital stock, whether outstanding on the Initial Issue Date or issued after the Initial Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

        "Common Equity" shall mean all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

        "Common Stock" shall mean the Class A Common Stock, par value $0.01 per share, of the Corporation.

        "Conversion Date" shall have the meaning set forth in Section 5(c).

        "Conversion Price" shall mean $6.00 and shall be subject to adjustment pursuant to Section 5(g) and the following provisions of this definition:

        If the Conversion Price has not been adjusted pursuant to Section 5(g) on or prior to the Conversion Date and the Current Market Price per share of the Common Stock on the Conversion Date is lower than the Target Trading Price, the Conversion Price shall equal the lesser of the Current Market Price per share on the Conversion Date and the Low Trading Price; provided, however, that in the event such Current Market Price per share on the Conversion Date is lower than the Lowest Price, the Conversion Price shall equal the Lowest Price;

        If the Conversion Price has been adjusted pursuant to Section 5(g) on or prior to the Conversion Date and the Current Market Price per share of the Common Stock on the Conversion Date is lower than the Adjusted Target Trading Price, the Conversion Price shall equal the lesser of the Current Market Price per share on the Conversion Date and the Adjusted Low Trading Price; provided, however, that in the event such Current Market Price per share on the Conversion Date is lower than the Adjusted Lowest Price, the Conversion Price shall equal the Adjusted Lowest Price.

        "Conversion Rate" shall mean, as of any date, the number of shares of Common Stock issuable upon conversion of one share of Senior Preferred Stock, determined by dividing (a) the sum of the Liquidation Preference of such share of Senior Preferred Stock plus accrued and unpaid dividends thereon by (b) the Conversion Price then in effect.

        "Current Market Price" shall mean, with respect to any particular security on any date of determination, the average over the 30 Trading Days ending on the date immediately preceding the date of such determination of the last reported sale price, or, if no such sale takes place on any such day, the closing bid price, in either case as reported for consolidated transactions on the principal national securities exchange (including the American Stock Exchange) or national quotation system on which such security is listed or admitted for trading. If the Common Stock is not listed or traded in a manner that the quotations referred to above are available for the period required hereunder, the Current Market Price per share of a share of Common Stock shall be deemed to be the fair value per share of the Common Stock as determined in good faith by the Board of Directors of the Corporation.

        "Director" shall mean a member of the Corporation's Board of Directors.

        "Dividend Payment Date" shall have the meaning set forth in Section 2(c).

        "Dividend Period" shall mean the period from, and including, the Initial Issue Date to, but not including, the first Dividend Payment Date and thereafter, each quarterly period from, and including, the Dividend Payment Date to, but not including, the next Dividend Payment Date.

        "Dividend Rate" shall mean six percent (6%) of the Liquidation Preference per annum.

        "Holder" shall mean the record holder of one or more shares of Senior Preferred Stock, as shown on the books and records of the Corporation.

        "Initial Issue Date" shall mean the date that shares of Senior Preferred Stock are first issued by the Corporation.

        "Junior Stock" shall mean, for purposes of Sections 2 and 3 below, the Common Stock (or other Capital Stock of the Corporation) and any other series of preferred stock established by the Board of Directors of the Corporation that by its terms is junior to the Preferred Stock, either as to payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, or both.

        "Liquidation Preference" shall mean $100.00 per share of Senior Preferred Stock.

        "Lowest Price" shall mean $5.00.

        "Low Trading Price" shall mean $5.50.

        "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

        "PIK Dividends" shall have the meaning as set forth in Section 2(b).

        "Record Date" shall mean, with respect to any dividend, the date designated by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such Record Date shall not be more than thirty (30) days nor less than ten (10) days prior to the respective Dividend Payment Date or such other date designated by the Board of Directors for the payment of dividends.

        "Redemption Price" shall mean a price equal to 105% of the Liquidation Preference plus accrued and unpaid dividends to the date of redemption.

        "Stockholders' Agreement" shall mean the Stockholders' Agreement, dated as of September 6, 2000, by and among the Corporation, Cermatica Gaming, S.A., Olivetti International S.A., The Oak Fund, Peconic Fund Ltd. and Ramius Securities, LLC.

        "Subsidiary" means, with respect to any Person, any other Person, whether or not incorporated, of which at least a majority of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such other Person, are held, directly or indirectly, by such first Person.

        "Target Trading Price" shall mean $9.65.

        "Trading Day" with respect to the Common Stock, shall mean any day on which any market (including, without limitation, any formal or informal over the counter market) in which the Common Stock is then traded and in which a quoted price may be ascertained is open for business.

        2    Dividends.

        (a)  The Holders of Senior Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors of the Corporation, out of funds legally available for payment of dividends. Such dividends shall be payable by the Corporation in an amount per share determined by multiplying the Dividend Rate (as adjusted pursuant to Section 2(c) if applicable) times a fraction the numerator of which is the number of days in such Dividend Period and the denominator of which is three hundred sixty-five (365).

        (b)  Dividends on the Senior Preferred Stock shall be paid in additional fully paid and nonassessable shares of Senior Preferred Stock legally available for such purpose (such dividends paid in kind being herein called "PIK Dividends"). The Corporation may, at the option of the Board of Directors of the Corporation, beginning on the ninth Dividend Payment Date, pay dividends on Senior Preferred Stock (including, without limitation, on Senior Preferred Stock issued as PIK Dividends) in cash, in substitute in whole or in part for additional shares of Senior Preferred Stock. In the event the Corporation elects to pay all or any portion of a dividend in cash pursuant to the second sentence of this Section 2(b), the Corporation shall provide written notice of such cash dividend election to all Holders of the Senior Preferred Stock no less than 45 days prior to the Dividend Payment Date with respect to such dividend. In no event shall the election by the Corporation to pay dividends, in whole or in part, in cash or in additional shares of Senior Preferred Stock preclude the Corporation from making a different election with respect to all or a portion of the dividends to be paid on the Senior

Preferred Stock on any subsequent Dividend Payment Date. PIK Dividends shall be paid by delivering to the Holders of Senior Preferred Stock a number of shares of Senior Preferred Stock determined by dividing the total amount of the dividend (rounded to the nearest whole cent) such Holders are entitled to receive on the Dividend Payment Date, calculated pursuant to Section 2(a), by the Liquidation Preference. The issuance of any such PIK Dividend in such amount shall constitute full payment of such dividend. The Corporation shall not issue fractional shares of Senior Preferred Stock to which Holders may become entitled pursuant to this Section 2(b), but in lieu thereof, the Corporation shall deliver a check in an amount in cash equal to the applicable fraction of the Liquidation Preference. Any additional shares or Senior Preferred Stock issued pursuant to this Section 2(b) shall be governed by this resolution and shall be subject in all respects, except as to the date of issuance and date from which dividends accrue and cumulate as set forth below, to the same terms as the shares of Senior Preferred Stock originally issued hereunder. All dividends (whether payable in cash or in whole or in part in additional shares of Senior Preferred Stock) paid pursuant to this Section 2(b) shall be paid in equal pro rata proportions of such cash and/or shares of Senior Preferred Stock to the Holders entitled thereto, except with respect to cash payable in lieu of fractional shares which would otherwise be paid as PIK Dividends.

        (c)  Dividends on shares of Senior Preferred Stock shall accrue and be cumulative from the date of issuance of such shares. Dividends shall be payable quarterly in arrears when and as declared by the Board of Directors of the Corporation on March 31, June 30, September 30 and December 31 of each year (a "Dividend Payment Date"), commencing on September 30, 2000 and for shares paid as PIK Dividends, commencing on the first Dividend Payment Date after such shares are issued. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. Dividends shall be paid to the Holders of record of the Senior Preferred Stock as their names shall appear on the share register of the Corporation on the Record Date for such dividend. Dividends payable in any Dividend Period which is less than a full Dividend Period in length will be computed on the basis of a ninety (90) day quarterly period and actual days elapsed in such Dividend Period. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time to Holders of record on the Record Date therefor. For any Dividend Period in which dividends are not paid in full on the Dividend Payment Date first succeeding the end of such Dividend Period, then on such Dividend Payment Date such accrued and unpaid dividends (including PIK Dividends) shall be added (solely for the purpose of calculating dividends payable on the Senior Preferred Stock) to the Liquidation Preference of the Senior Preferred Stock effective at the beginning of the Dividend Period succeeding the Dividend Period as to which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof at the Dividend Rate until such accrued and unpaid dividends have been paid in full.

        (d)  So long as any shares of Senior Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set apart for payment on any Junior Stock any dividends whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock, or rights to acquire such stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries of which it owns not less than a majority of the outstanding voting power (other than a purchase, redemption or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation, including, without limitation, the acquisition upon exercise of stock options, warrants or rights to acquire capital stock if the security acquired represents a portion of the exercise price thereof and acquisitions from employees under any such employee incentive or benefit plan), nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the Holders of Senior Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money or PIK Dividends sufficient for the payment thereto has been set apart.

        (e)  In the event that full dividends are not paid or made available to the Holders of all outstanding shares of Senior Preferred Stock and funds available for payment of dividends shall be insufficient to permit payment in full to Holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such Holders of Senior Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled. For purposes of this Section 2(e), the amount of legally available PIK Dividends shall be deemed funds available for payment of dividends.

        (f)    Subject to Section 2(d), in the event that the Corporation declares or pays or sets apart for payment on any Common Stock any cash dividends, the Corporation shall also declare and pay to the Holders of the Senior Preferred Stock at the same time that it declares and pays or sets apart for payment to the holders of Common Stock, the cash dividends which would have been declared and paid or set apart for payment with respect to the shares of Common Stock issuable upon conversion of the Senior Preferred Stock had all of the outstanding shares of Senior Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as to which the record holders of the Junior Stock entitled to such dividends are to be determined.

        (g)  The Corporation and each Holder acknowledge and agree that it is intended that the Senior Preferred Stock not constitute "preferred stock" within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and neither the Corporation nor the Holders shall treat the Senior Preferred Stock as such. Accordingly, payment of any and all PIK Dividends to be made hereunder or under any other transaction document by the Corporation to or for the benefit of any Holder is intended to be made free and clear of, and without deduction for, U.S. federal income and withholding taxes ("U.S. Taxes"). If the Corporation shall be required by law to deduct any such U.S. Taxes from or in respect of any PIK Dividends to be paid hereunder by the Corporation to or for the benefit of any Holder, then (a) the Holder shall pay to the Corporation the amount of such U.S. Taxes not to exceed ten percent (10%) of the fair market value of such PIK Dividend on the date such PIK Dividend is distributed in accordance with this Certificate of Designations (the "Fair Market Value"), and (b) upon payment by the applicable Holder the Corporation shall pay to or for the benefit of the applicable Holder, in addition to such PIK Dividend, an additional amount (the "Tax Gross—Up Amount"), in cash, as necessary so that after making all required deductions on account of U.S. Taxes (including deductions applicable to additional sums required to be paid or deposited under this Section 2(g)) the amount received by such Holder (disregarding the payment made by such Holder to the Corporation pursuant to this sentence) shall be equal to the sum that would have been so received had no such deductions been made. If a Holder is required to pay any U.S. Taxes (other than U.S. Taxes determined on a net income basis) with respect to any PIK Dividends (as a result of the Corporation's failure to withhold such U.S. Taxes or otherwise) in excess of ten percent (10%) of the Fair Market Value of such PIK Dividends, the Corporation shall indemnify and hold harmless such Holder from any such U.S. Taxes in an amount equal to the Tax Gross—Up Amount, and if the Corporation is required to pay any such U.S. Taxes with respect to any PIK Dividends, the Holder shall indemnify and hold harmless the Corporation from any such U.S. Taxes in an amount up to ten percent (10%) of the Fair Market Value of such PIK Dividends.

        (h)  The amount to be paid by the Corporation under Section 2(g) shall be reduced by the amount of any credit, against any other tax due in any other jurisdiction, available to the Holder or its affiliates by reason of the payment of U.S. Taxes pursuant to Section 2(g). In no event shall the Corporation be liable for any U.S. Taxes required to be deducted from or in respect of any PIK Dividends by reason of any change in applicable law after the Initial Issue Date (which shall be the responsibility of the Holder), or be obligated to make any payment under Section 2(g) if, at the time of such payment, such payment (a "Blocked Payment") would violate, or result in a default or event of default under, the Indenture relating to the Corporation's 12 1/2% Senior Subordinated Notes due 2010 or the Corporation's Senior Credit Agreement dated as of September 6, 2000 (in each case including any amendments, modifications, extensions, refinancings or replacements thereof) (collectively, the "Financing Documents"). Notwithstanding the foregoing, in the event the Corporation does not make a payment as required by Section 2(g) because such payment would be deemed a Blocked Payment, (A) the Holder shall have no obligation to make the payment as described in clause (a) of Section 2(g), but shall pay the amount otherwise required to be deducted directly to the U.S. taxing authority, and (B) the Corporation shall be obligated to pay to the applicable Holders an amount equal to any such Blocked Payments plus interest at an annual rate of 6% starting from the date any such Blocked Payment otherwise would have been made promptly following the date in which any such previously Blocked Payments would no longer violate, or result in a default or event of default under, the Financing Documents. Each Holder shall, if requested in writing by the Corporation, promptly provide the Corporation with a properly completed Form W-8 BEN or Form W-8 IMY (or successor forms), as applicable, including, if applicable, the eligibility of such Holder for a reduced rate of withholding pursuant to an applicable treaty.

        3    Distributions Upon Liquidation, Dissolution or Winding Up.

        (a)  In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any payment or distribution shall be made to the holders of Junior Stock, the Holders of Senior Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash or property at its fair market value as determined by the Board of Directors of the Corporation the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid thereon to the date of such liquidation or dissolution or such other winding up. Except as provided in this Section 3(a), Holders of Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

        (b)  If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid on the Senior Preferred Stock, then the assets of the Corporation shall be ratably distributed among the Holders of Senior Preferred Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

        4    Redemption by the Corporation.

        (a)  The Corporation may, in the manner hereinafter provided, redeem from and after the date that is three years after the Initial Issue Date all, but not less than all, of the outstanding shares of Senior Preferred Stock on payment of the Redemption Price for each share of Senior Preferred Stock to be redeemed so long as (i) a registration statement with respect to the Common Stock underlying the Senior Preferred Stock has been filed with the Securities and Exchange Commission, and such registration statement has been declared effective by the Securities and Exchange Commission and has been effective for at least 180 days, and (ii) the Current Market Price per share of Common Stock is higher than $10.00 on the date the written notice of redemption referred to in Section 4(b) is sent during the 180-day period set forth in clause (i).

        (b)  Before redeeming any shares of Senior Preferred Stock, the Corporation shall mail by overnight courier and fax to each person who, at the date of such mailing and fax, shall be a registered Holder of shares of Senior Preferred Stock to be redeemed, notice of the intention of the Corporation to redeem such shares held by such registered Holder. Such notice shall be mailed and faxed to the last address of such Holder as it appears on the records of the Corporation, or in the event of the address of any such Holder not appearing on the records of the Corporation, then to the last address of such Holder known to the Corporation, at least forty-five (45) days before the date specified for redemption. Such notice shall set out the Redemption Price and the date on which the redemption is to take place. On or after the date so specified for redemption, the Corporation shall pay or cause to be paid the Redemption Price to the registered Holders of the shares of Senior Preferred Stock on presentation and surrender of the certificates for the shares of Senior Preferred Stock so called for redemption at the registered office of the Corporation or at such other place or places as may be specified in such notice, and the certificates for such shares of Senior Preferred Stock shall thereupon be cancelled, and the shares of Senior Preferred Stock represented thereby shall thereupon be redeemed. From and after the date specified for redemption in such notice, the Holders of the shares of Senior Preferred Stock called for redemption shall cease to be entitled to dividends in respect of such shares and shall not be entitled to exercise any of the rights of the Holders thereof, except the right to receive the Redemption Price, unless payment of the Redemption Price shall not be made by the Corporation in accordance with the foregoing provisions, in which case the rights of the Holders of such shares shall remain unaffected.

        (c)  No Senior Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price.

        (d)  All shares of Senior Preferred Stock redeemed pursuant to this Section 4 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock.

        5    Conversion.

        (a)  Each Holder shall have the right, at such Holder's option, to convert all or any portion of its shares of Senior Preferred Stock into shares of Common Stock at any time, at the Conversion Rate calculated as of the close of business on the Conversion Date.

        (b)  On the date five (5) years after the Initial Issue Date each share of Senior Preferred Stock will automatically convert into shares of Common Stock at the Conversion Rate calculated as of the close of business on the date five (5) years after the Initial Issue Date. On such date, each Holder's shares of Senior Preferred Stock shall represent the number of shares of Common Stock into which the Senior Preferred Stock was converted. On and after such date, each Holder will be entitled to deliver its Senior Preferred Stock certificates to the Corporation in exchange for Common Stock certificates in accordance with the terms of Section 5(c) as if such date of mandatory conversion was a Conversion Date.

        (c)  The right of conversion attaching to any share of Senior Preferred Stock may be exercised by the Holder thereof by delivering the certificate representing such share of Senior Preferred Stock to be converted to the Corporation, at its principal office or at the office or agency maintained by the Corporation for that purpose, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the Corporation. The "Conversion Date" will be the date on which the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the Conversion Date (provided the certificate representing the share of Senior Preferred Stock is delivered to the Corporation), but in no event later than three days from the Conversion Date, the Corporation shall issue and deliver to the Holder (i) at the Holder's request, either a certificate or certificates or electronic shares through "DWAC" for the number of full shares of Common Stock issuable upon conversion, together with payment in cash, determined as provided below, in lieu of any fraction of a share and (ii) if less than the full number of shares of Senior Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such certificate or certificates shall be delivered by the Corporation to the appropriate Holder by mailing certificates evidencing the additional shares to the Holders at their respective addresses set forth in the register of Holders maintained by the Corporation. All shares of Common Stock issuable upon conversion of the Senior Preferred Stock shall be fully paid and nonassessable and shall rank pari passu with the other shares of Common Stock outstanding from time to time.

        (d)  The Corporation shall not issue a fractional share of Common Stock upon conversion of Senior Preferred Stock. Instead the Corporation shall deliver a check for an amount equal to the applicable fraction of a share multiplied by the Current Market Price calculated as of the close of business on the Conversion Date, rounded to the nearest cent.

        (e)  A Holder delivering Senior Preferred Stock for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of Common Stock in a name other than that of the Holder of the Senior Preferred Stock. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

        (f)    The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all outstanding shares of Senior Preferred Stock in full as of the next succeeding Dividend Payment Date assuming that such conversion took place at the Conversion Price then in effect (provided that such reservation may be proportionally reduced as shares of Senior Preferred Stock are repurchased, converted, exchanged or retired) and such shares shall be fully paid and nonassessable and free of preemptive or similar rights. The Corporation shall take all commercially reasonable steps to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Senior Preferred Stock, provided, however, that the Corporation shall not be required to file a registration statement with respect to such securities, except as provided in the Stockholders' Agreement.

        (g)  The Conversion Price shall be subject to adjustment as follows:

          (i)    In case the Corporation shall (A) pay a dividend (or make a distribution) on any class of its Capital Stock in shares of its Common Stock, (B) issue shares of Common Stock to DLJ Capital Funding, Inc. and those financial institutions that will be lenders of the Corporation as contemplated by Commitment Letter dated as of May 18, 2000 by and among DLJ Capital Funding, Inc., DLJ Bridge Finance, Inc. and the Corporation either upon the exercise of rights or warrants granted to such parties or otherwise, (C) subdivide its outstanding shares of Common Stock into a greater number of shares or (D) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted (as provided below) so that Holders of shares of Senior Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such Holder would have owned or have been entitled to receive immediately following such action had such shares of Senior Preferred Stock been converted immediately prior to such time. The Conversion Price as adjusted shall be determined by multiplying the Conversion Price at which the shares of Senior Preferred Stock were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision or combination.

          (ii)  In case the Corporation shall pay a dividend to all holders of its Common Stock (including any dividend paid in connection with a consolidation or merger in which the Corporation is the continuing corporation) of any shares of Capital Stock of the Corporation or its Subsidiaries (other than Common Stock) or evidences of its indebtedness or assets or property (other than cash and excluding dividends or distributions in connection with the liquidation, dissolution or winding up of the Corporation) or rights or warrants to subscribe for or purchase any of its Capital Stock or those of its Subsidiaries or Capital Stock convertible or exchangeable for Common Stock, then in each such case adequate provision shall be made so that each Holder shall have the right to receive the amount and kind of assets, evidences of indebtedness, property or securities such holder would have received had such Holder converted each such share of Senior Preferred Stock immediately prior to the record date for such dividend. Such adjustment shall be made whenever any such payment is made, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive the payment.

          (iii)  No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this Section 5(g)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5(g) shall be made to the nearest cent.

          (iv)  Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly send to each Holder of record by first class mail, postage pre-paid, a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The certificate shall be conclusive evidence of the correctness of the adjustment. The Corporation shall promptly cause a notice of the adjusted Conversion Price to be mailed to each registered Holder.

          (v)  In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby each Holder shall have the right thereafter, during the period such shares of Senior Preferred Stock shall be convertible, to convert its shares of Senior Preferred Stock only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange of the number of shares of Common Stock of the Corporation into which such Holder's shares of Senior Preferred Stock would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange. The Corporation, the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights and such rights shall be clearly provided for in the definitive transaction documents relating to such transaction. The certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The provisions of this Section 5(g)(v) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

        (h)  All shares of Senior Preferred Stock converted pursuant to this Section 5 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than Senior Preferred Stock.

        6    Voting Rights.

        (a)  The Holders shall not be entitled to any voting rights except as hereinafter provided in this Section 6 or as otherwise provided by law.

        (b)  The Holders shall be entitled to vote along with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote. The Holders shall participate in such votes as if the shares of Senior Preferred Stock were converted into shares of Common Stock in accordance with Section 5 hereof as of the record date for the determination of holders of Common Stock entitled to vote.

        (c)  In addition to any vote or consent of shareholders required by law, the affirmative consent of the Holders that own more than fifty percent (50%) of the then outstanding shares of Senior Preferred Stock (voting as a single class), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for authorizing, effecting or validating:

          (i)    any amendment, alteration or repeal of any of the provisions of the Certificate of Designations of the Corporation;

          (ii)  any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation of the Corporation that would adversely affect the preferences, rights or powers of the Senior Preferred Stock;

          (iii)  any authorization, issuance or creation of (by reclassification or otherwise) any class or series (or any security of any class or series) of Capital Stock of the Corporation;

          (iv)  any increase in the size of the Board of Directors of the Corporation (except as required pursuant to the terms of this Certificate of Designations or the Stockholders' Agreement);

          (v)  any change in the state of incorporation of the Corporation;

          (vi)  any delisting of the Common Stock from the American Stock Exchange or listing of Common Stock on a different exchange or national quotation system; and

          (vii) any decision, or the entering into of any agreement, commitment or arrangement, to effect any of the foregoing.

        (d)  Except as provided in Section 6(e), the Board of Directors of the Corporation shall consist of ten (10) Directors, and the Holders of shares of Senior Preferred Stock, voting separately as a class, shall be entitled to elect:

          (i)    four (4) of such Directors for so long as the Holders own in the aggregate shares of Senior Preferred Stock having the right to convert into a number of shares of Common Stock that equals or exceeds twenty five percent (25%) of the sum of (i) the number of shares of Common Stock outstanding plus (ii) the number of shares of Common Stock into which or for which all outstanding securities of the Corporation convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Senior Preferred Stock) may be converted, exercised or exchanged;

          (ii)  three (3) of such Directors for so long as the Holders of own in the aggregate shares of Senior Preferred Stock having the right to convert into a number of shares of Common Stock that equals or exceeds twenty percent (20%) of the sum of (i) the number of shares of Common Stock outstanding plus (ii) the number of shares of Common Stock into which or for which all outstanding securities of the Corporation convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Senior Preferred Stock) may be converted, exercised or exchanged;

          (iii)  two (2) of such Directors for so long as the Holders own in the aggregate shares of Senior Preferred Stock having the right to convert into a number of shares of Common Stock that equals or exceeds ten percent (10%) of the sum of (i) the number of shares of Common Stock outstanding plus (ii) the number of shares of Common Stock into which or for which all outstanding securities of the Corporation convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Senior Preferred Stock) may be converted, exercised or exchanged; or

          (iv)  one (1) of such Directors for so long as the Holders own in the aggregate shares of Senior Preferred Stock having the right to convert into a number of shares of Common Stock that equals or exceeds five percent (5%) of the sum of (i) the number of shares of Common Stock outstanding plus (ii) the number of shares of Common Stock into which or for which all outstanding securities of the Corporation convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Senior Preferred Stock) may be converted, exercised or exchanged.

        (e)  If the Corporation shall have failed to pay any dividends on any Dividend Payment Date as provided in Section 2(a), (b) and (c) (and without regard to (i) Section 2(e) or (ii) whether the payment of such dividend is legally or otherwise permissible) or if the Corporation shall have failed to comply with any provision of Section 6(d) hereof, then for as long as such failure continues, the number of Directors of the Corporation shall be increased to a number that is equal to three (3) more than the then current number of Directors and the Holders, voting separately as a class, shall have a right to designate and have appointed immediately by the Board of Directors of the Corporation by resolution, or elect (if specified by the Holders) at the next annual meeting of the stockholders or at any special meeting, three additional Directors to the Corporation's Board of Directors, regardless of the number of shares of Preferred Stock then owned by the Holders.

        (f)    Whenever such voting right pursuant to Section 6(e) shall have vested, such right may be exercised by written consent of the Holders of a majority of the outstanding shares of Senior Preferred Stock or at a special meeting of the Holders, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing Directors. Such right of the Holders to elect Directors may be exercised until the Corporation has paid all theretofore accrued and unpaid dividends as provided in Section 2(a), (b) and (c) and/or, as applicable, cured any failure, at which time the right of the Holders to elect such number of Directors shall cease, the term of such Directors previously elected pursuant to Section 6(e) shall thereupon terminate, and the authorized number of Directors shall thereupon return to the number of authorized Directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights as provided in Section 6(e).

        (g)  At any time when such voting right shall have vested in the Holders pursuant to Section 6(e) and if such right shall not already have been initially exercised by written consent or otherwise, a proper officer of the Corporation shall, upon the written request of any Holder then outstanding, addressed to the Secretary of the Corporation, call a special meeting of Holders. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or if none at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within thirty (30) days after the personal service of such written request upon the Secretary of the Corporation, or within thirty (30) days after mailing the same, within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the Holders of record of ten percent (10%) of the shares of Senior Preferred Stock then outstanding may designate in writing a Holder to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meeting of stockholders and shall be held at the place for holding annual meetings of the Corporation or, if none, at a place designated by such Holder. Any Holder of Senior Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section 6(g). Notwithstanding the provisions of this Section 6(g), however, no such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of stockholders.

        (h)  If a Director so elected by the Holders of Senior Preferred Stock shall cease to serve as a Director for any reason before his or her term expires, the Holders may, by written consent or at a special meeting of the Holders called as provided above, elect a successor to hold office for the unexpired term of the Director whose place shall be vacant; provided that any such prospective successor Director who is to replace Peter Cohen shall be reasonably satisfactory to the Board of Directors as a whole.

        (i)    For so long as any Director has been elected by the Holders, at least one of the Directors so elected by the Holders shall serve on all committees of the Board of Directors of the Corporation.

        7    Ranking.

        With regard to rights to receive dividends, redemption payments and distributions upon liquidation, dissolution or winding up of the Corporation, the Senior Preferred Stock shall rank senior to the Common Stock and any other equity securities or other securities convertible into or exercisable or exchangeable for Common Stock or other equity securities that are issued by the Corporation after the date of this Certificate of Designation. The Senior Preferred Stock shall not be subject to the creation of any Capital Stock senior with respect to the right to receive dividends, redemption payments and distributions upon liquidation, dissolution or winding up of the Corporation.

        8    Exclusion of Other Rights.

        Except as may otherwise be required by law, the shares of Senior Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution and in the Certificate of Incorporation.

        9    Headings of Subdivisions.

        The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        10    Severability of Provisions.

        If any voting powers, preferences and relative, participating, optional and other special rights of the Senior Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Senior Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Senior Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Senior Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Senior Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

        11    Record Holders.

        The Corporation and the transfer agent for the Senior Preferred Stock may deem and treat the Holder of any shares of Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

        12    Notice.

        Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: if to the Corporation, to its offices at 750 Lexington Avenue, 25th Floor, New York, NY 10022, Attention: Secretary and General Counsel or to an agent of the Corporation designated as permitted by this Certificate, or, if to any Holder of the Senior Preferred Stock, to such Holder at the address of such Holder of the Senior Preferred Stock as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Senior Preferred Stock); or to such other address as the Corporation or Holder, as the case may be, shall have designated by notice similarly given.

Appendix B

        RESOLVED, that there is hereby established a series of authorized preferred stock having a par value of $1.00 per share, which series shall be designated as "Series B Preferred Stock" ("Series B Preferred Stock"), shall consist of 2,000 shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, as follows:

1 Certain Definitions.

        Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

        "Business Day" shall mean a day other than a Saturday or Sunday or a bank holiday in New York.

        "Common Stock" shall mean the Class A Common Stock, par value $0.01 per share, of the Corporation.

        "Director" shall mean a member of the Corporation's Board of Directors.

        "Holder" shall mean the record holder of any shares of Series B Preferred Stock, including any fractional shares thereof, as shown on the books and records of the Corporation.

        "Junior Stock" shall mean the Common Stock, the Corporation's Class B Nonvoting common stock and any other series of common or preferred stock established by the Board of Directors of the Corporation that by its terms is junior to the Series B Preferred Stock, as to either redemption payments or the distribution of assets upon liquidation, dissolution or winding up, or both.

        "Liquidation Preference" shall mean $1.00 per share of Series B Preferred Stock.

        "Redemption Price" shall mean a price equal to the Liquidation Preference.

        "Senior Stock" shall mean the Series A Preferred Stock and any other series of preferred stock established by the Board of Directors of the Corporation that by its terms is senior to the Series B Preferred Stock, as to either redemption payments or the distribution of assets upon liquidation, dissolution or winding up, or both.

        "Series A Certificate" shall mean the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Preferred Stock.

        "Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock, par value $1.00, of the Corporation.

2 Dividends.

        (a)  The Holders shall be not entitled to receive dividends on their shares of Series B Preferred Stock.

        (b)  The Corporation and each Holder acknowledge and agree that it is intended that the Series B Preferred Stock not constitute "preferred stock" within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and neither the Corporation nor the Holders shall treat the Series B Preferred Stock as such.

3 Distributions Upon Liquidation, Dissolution or Winding Up.

        (a)  In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, after required payments and distributions are made to the holders of Senior Stock and before any payment or distribution shall be made to the holders of Junior Stock, the Holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash or property at its fair market value as determined by the Board of Directors of the Corporation the Liquidation Preference per share. Except as provided in this Section 3(a), Holders of Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

        (b)  If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference per share, then the assets of the Corporation shall be ratably distributed among the Holders of Series B Preferred Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

4 Redemption by the Corporation.

        (a)  Upon the redemption of the Series A Preferred Stock by the Corporation in accordance with Section 4 of the Series A Certificate, the Corporation shall concurrently redeem all, but not less than all, of the outstanding shares of Series B Preferred Stock on payment of the Redemption Price for each share of Series B Preferred Stock to be redeemed.

        (b)  Upon the conversion of the Series A Preferred Stock by any holder thereof in accordance with Section 5 of the Series A Certificate, the Corporation shall concurrently redeem, and such holder shall be deemed to have irrevocably surrendered for redemption at such time, that number of shares of Series B Preferred Stock owned by such holder equal to the product of (i) the total number of shares of Series B Preferred Stock owned by such holder immediately prior to such redemption and (ii) a fraction, the numerator of which is the number of shares of Series A Preferred Stock being converted by such holder and the denominator of which is the total number of shares of Series A Preferred Stock owned by such holder immediately prior to such conversion. Such holder shall have the right to receive from the Corporation the Redemption Price for each share of its Series B Preferred Stock so redeemed. From and after the date of redemption pursuant to this Section 4(b), such holder shall not be entitled, with respect to the shares of Series B Preferred Stock so redeemed, to exercise any of the rights of the Holders of Series B Preferred Stock, except the right to receive the Redemption Price.

        (c)  On September 6, 2005, the Corporation shall automatically redeem each share of Series B Preferred Stock on payment of the Redemption Price for each share of Series B Preferred Stock to be redeemed.

        (d)  Before redeeming any shares of Series B Preferred Stock pursuant to Section 4(a) or Section 4(c), the Corporation shall mail by overnight courier and fax to each person who, at the date of such mailing and fax, shall be a registered Holder of shares of Series B Preferred Stock to be redeemed, notice of the intention of the Corporation to redeem such shares held by such registered Holder. Such notice shall be mailed and faxed to the last address of such Holder as it appears on the records of the Corporation, or in the event of the address of any such Holder not appearing on the records of the Corporation, then to the last address of such Holder known to the Corporation, at least forty-five (45) days before the date specified for redemption. Such notice shall set out the Redemption Price and the date on which the redemption is to take place. On or after the date so specified for redemption, the Corporation shall pay or cause to be paid the Redemption Price to the registered Holders of the shares of Series B Preferred Stock on presentation and surrender of the certificates for the shares of Series B Preferred Stock so called for redemption at the registered office of the Corporation or at such other place or places as may be specified in such notice, and the certificates for

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such shares of Series B Preferred Stock shall thereupon be cancelled, and the shares of Series B Preferred Stock represented thereby shall thereupon be redeemed. From and after the date specified for redemption in such notice, the Holders of the shares of Series B Preferred Stock called for redemption shall not be entitled to exercise any of the rights of the Holders thereof, except the right to receive the Redemption Price, unless payment of the Redemption Price shall not be made by the Corporation in accordance with the foregoing provisions, in which case the rights of the Holders of such shares shall remain unaffected.

        (e)  No Series B Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price.

        (f)    All shares of Series B Preferred Stock redeemed pursuant to this Section 4 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series, and may thereafter be reissued as shares of any series of preferred stock.

5 Conversion

        .

        The Series B Preferred Stock shall not be convertible into shares of Common Stock or any other series or class of capital stock of the Corporation.

6 Voting Rights.

        (a)  The Holders shall not be entitled to any voting rights with respect to the Series B Preferred Stock except as hereinafter provided in this Section 6 or as otherwise provided by law.

        (b)  The affirmative consent of the Holders that own more than fifty percent (50%) of the then outstanding shares of Series B Preferred Stock (voting as a single class), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for authorizing, effecting or validating:

          (i)    any amendment, alteration or repeal of any of the provisions of this Certificate of Designations of Series B Preferred Stock (this "Certificate of Designations"); or

          (ii)  any decision, or the entering into of any agreement, commitment or arrangement, to effect the foregoing;

and, except to the extent otherwise required by applicable law, no vote of any other class or series of stock, whether voting separately as a class or series or together with any or all other classes or series of stock, shall be required for any action described in clause (i) or clause (ii) above.

        (c)  The Holders of shares of Series B Preferred Stock, voting separately as a class, shall be entitled to elect:

          (i)    one (1) Director for so long as the Holders own in the aggregate shares of Series A Preferred Stock having the right to convert into a number of shares of Common Stock that (x) equals or exceeds twenty-two and one-half percent (22 1/2%) of the sum of (i) the number of shares of Common Stock outstanding plus (ii) the number of shares of Common Stock into which or for which all outstanding securities of the Corporation convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Series A Preferred Stock) may be converted, exercised or exchanged (such sum, the "Fully Diluted Equity") and (y) is less than twenty-five percent (25%) of the Fully Diluted Equity; or

          (ii)  one (1) Director for so long as the Holders own in the aggregate shares of Series A Preferred Stock having the right to convert into a number of shares of Common Stock that

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  (x) equals or exceeds seventeen and one-half percent (17 1/2%) of the Fully Diluted Equity and (y) is less than twenty percent (20%) of the Fully Diluted Equity.

        (d)  If a Director so elected by the Holders of Series B Preferred Stock shall cease to serve as a Director for any reason before his or her term expires, the Holders may, by written consent or at a special meeting of the Holders called as provided above, elect a successor to hold office for the unexpired term of the Director whose place shall be vacant.

7 Transferability.

        (a)  Except as provided in Section 7(b), a Holder may not transfer shares of Series B Preferred Stock.

        (b)  A Holder may transfer shares of Series B Preferred Stock only upon such Holder's concurrent transfer, to the same transferee, of shares of Series A Preferred Stock and only if such Holder concurrently transfers to such transferee of Series A Preferred Stock that number of shares of Series B Preferred Stock equal to the product of (i) the total number of shares of Series B Preferred Stock owned by such Holder immediately prior to such transfer and (ii) a fraction, the numerator of which is the number of shares of Series A Preferred Stock such Holder is then transferring to such transferee and the denominator of which is the total number of shares of Series A Preferred Stock owned by such Holder immediately prior to such transfer. If a Holder transfers any shares of Series A Preferred Stock, such Holder shall also concurrently transfer to the transferee of such Series A Preferred Stock that number of shares of Series B Preferred Stock equal to the product of (y) the total number of shares of Series B Preferred Stock owned by such Holder immediately prior to such transfer and (z) a fraction, the numerator of which is the number of shares of Series A Preferred Stock such Holder is then transferring to such transferee and the denominator of which is the total number of shares of Series A Preferred Stock owned by such Holder immediately prior to such transfer.

        (c)  Any transfer or attempted transfer of Series B Preferred Stock not made in accordance with this Section 7 shall be voidable by the Company, and the Company shall not be obligated to treat the transferee as a holder of the shares of the Series B Preferred Stock subject to such purported transfer and shall not record such purported transfer on its books, and the transferee shall have no rights as a holder of Series B Preferred Stock under this Certificate of Designations or otherwise. If a Holder purports to transfer shares of Series B Preferred Stock in violation of this Section 7, such Holder thereby forfeits its voting rights as a holder of Series B Preferred Stock provided by Section 6 with respect to the number of shares of Series B Preferred Stock purported to be transferred until such time, if any, as such Holder shall have fully rescinded such purported transfer and rendered null and void any and all effects or purported effects thereof. If a Holder fails to transfer shares of Series B Preferred Stock in violation of this Section 7, such Holder thereby forfeits its voting rights as a holder of Series B Preferred Stock provided by Section 6 with respect to the number of shares of Series B Preferred Stock that such Holder has so failed to transfer until such time, if any, as (i) such Holder shall have fully rescinded the transfer of the shares of Series A Preferred Stock requiring the transfer of shares of Series B Preferred Stock that was not effected, and rendered null and void any and all effects or purported effects thereof or (ii) such Holder transfers the shares of Series B Preferred Stock in accordance with this Section 7 required to be so transferred.

8 Issuance.

        (a)  The Corporation may issue Series B Preferred Stock in any amount, including any fraction of a share thereof. When used in this Certificate of Designations, "shares of Series B Preferred Stock" means "shares or fractional shares of Series B Preferred Stock".

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        (b)  The Corporation shall issue shares of Series B Preferred Stock only to holders of Series A Preferred Stock.

        (c)  Shares of Series B Preferred Stock by the Corporation shall initially be issued proportionately to the holders of Series A Preferred Stock, whereby the Corporation shall issue to each holder of Series A Preferred Stock that number of shares of Series B Preferred Stock equal to the product of (i) the total number of shares of Series B Preferred Stock issued in such initial issuance and (ii) a fraction, the numerator of which is the number of shares of Series A Preferred Stock owned by such holder immediately prior to such issuance and the denominator of which is the total number of shares of Series A Preferred Stock outstanding immediately prior to such issuance.

        (d)  If the Corporation, at any time subsequent to the initial issuance of Series B Preferred Stock, issues additional shares of Series A Preferred Stock (other than as dividends paid in kind on the shares of Series A Preferred Stock then outstanding), the Corporation shall concurrently issue to the recipient of such additional shares of Series A Preferred Stock that number of shares of Series B Preferred Stock equal to the product of (i) the total number of shares of Series B Preferred Stock outstanding immediately prior to such issuance and (ii) a fraction, the numerator of which is the number of shares of Series A Preferred Stock the Corporation is then issuing to such recipient and the denominator of which is the total number of shares of Series A Preferred Stock outstanding immediately prior to such issuance.

        (e)  Except as set forth in this Section 8, the Corporation shall not issue shares of Series B Preferred Stock.

9 Ranking.

        With regard to rights to receive redemption payments and distributions upon liquidation, dissolution or winding up of the Corporation, the Series B Preferred Stock shall rank (x) junior to the Senior Stock and (y) senior to the Common Stock and any other Junior Stock, whether now existing or issued by the Corporation after the date of this Certificate of Designations.

10 Exclusion of Other Rights.

        Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations and in the Certificate of Incorporation.

11 Headings of Subdivisions.

        The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

12 Severability of Provisions.

        If any voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed

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dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

13 Record Holders.

        The Corporation and the transfer agent for the Series B Preferred Stock may deem and treat the Holder of any shares of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

14 Notice.

        Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three (3) Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: if to the Corporation, to its offices at 750 Lexington Avenue, 25th Floor, New York, NY 10022, Attention: Secretary and General Counsel, or to an agent of the Corporation designated as permitted by this Certificate of Designations, or, if to any Holder of the Series B Preferred Stock, to such Holder at the address of such Holder of the Series B Preferred Stock as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series B Preferred Stock); or to such other address as the Corporation or Holder, as the case may be, shall have designated by notice similarly given.

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QuickLinks

  Exhibit 3.(i)
RESTATED CERTIFICATE OF INCORPORATION OF SCIENTIFIC GAMES CORPORATION
A. PREFERRED STOCK
B. COMMON STOCK
  Appendix A
  Appendix B